Exhibit D(105)

Form of

INVESTMENT MANAGEMENT AGREEMENT

for MassMutual Select T. Rowe Price Retirement 2065 Fund

This INVESTMENT MANAGEMENT AGREEMENT (the “Management Agreement”), dated as of February 1, 2023, is between MML Investment Advisers, LLC, a Delaware limited liability company (the “Manager”), and MassMutual Select Funds, a Massachusetts business trust (the “Trust”), on behalf of its series MassMutual Select T. Rowe Price Retirement 2065 Fund (the “Fund”).

WHEREAS, the Trust is an open-end management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Manager is an investment adviser registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust desires to appoint the Manager as its investment manager for the Fund and the Manager is willing to act in such capacity upon the terms herein set forth;

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Trust and the Manager hereby agree as follows:

1.             General Provision.

The Trust hereby employs the Manager and the Manager hereby undertakes to act as the investment manager of the Fund, to provide investment advice and to perform for the Fund such other duties and functions as are hereinafter set forth, in each case in accordance with:

(a)             the provisions of the 1940 Act, the Advisers Act and any rules or regulations thereunder;

(b)             any other applicable provisions of state or federal law;

(c)             the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust as amended from time to time (collectively referred to as the “Trust Documents”);

(d)             policies and determinations of the Board of Trustees of the Trust;

(e)             the fundamental and non-fundamental policies and investment restrictions of the Fund as reflected in the Trust’s registration statement or as such policies may, from time to time, be amended by the Board of Trustees, or where necessary, by the Fund’s shareholders; and/or

(f)             the Prospectus and Statement of Additional Information of the Fund in effect from time to time.

The appropriate officers and employees of the Manager shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Trust and the Trust with respect to any matter dealing with the business and affairs of the Fund.

2.             Duties of the Manager.

(a)             The Manager shall, subject to the direction and control of the Trust's Board of Trustees (i) (except to the extent an investment subadviser (each, a “Subadviser”), as defined below, has been retained in respect of some or all of the assets of the Fund) furnish continuously an investment program for the Fund and make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities; and (ii) provide reports on the foregoing to the Board of Trustees at each Board meeting.

(b)             In any case where a Subadviser has been retained in respect of some or all of the assets of the Fund as contemplated by Section 9 below, the Manager shall take the following actions in respect of the performance by the Subadviser of its obligations in respect of the Fund:

-	perform periodic detailed analysis and review of the performance by the Subadviser of its obligations to the Fund, including without limitation a review of the Subadviser’s investment performance in respect of the Fund and in respect of other accounts managed by the Subadviser with similar investment strategies;

-	prepare and present periodic reports to the Board of Trustees regarding the investment performance of the Subadviser and other information regarding the Subadviser, at such times and in such forms as the Board of Trustees may reasonably request;

-	review and consider any changes in the personnel of the Subadviser responsible for performing the Subadviser’s obligations and make appropriate reports to the Board of Trustees;

-	review and consider any changes in the ownership or senior management of the Subadviser and make appropriate reports to the Board of Trustees;

-	perform periodic in-person or telephonic diligence meetings with representatives of the Subadviser;

-	assist the Board of Trustees and management of the Trust in developing and reviewing information with respect to the initial approval of the subadvisory agreement with the Subadviser and annual consideration of the agreement thereafter;

-	at the request of the Board of Trustees, prepare recommendations with respect to the continued retention of any Subadviser or the replacement of any Subadviser;

-	at the request of the Board of Trustees, identify potential successors to or replacements of any Subadviser or potential additional Subadvisers, perform appropriate due diligence, and develop and present to the Board of Trustees a recommendation as to any such successor, replacement, or additional Subadviser;

-	designate and compensate from its own resources such personnel as the Manager may consider necessary or appropriate to the performance of its services hereunder; and

-	perform such other review and reporting functions as the Board of Trustees shall reasonably request consistent with this Management Agreement, the applicable subadvisory agreement, and applicable law.

The Manager shall perform the obligations hereunder relating generally to the investment program of the Fund that have not been delegated to any Subadviser.

(c)             In addition, the Manager shall provide advice and recommendations to the Board of Trustees, and perform such review and oversight functions as the Board of Trustees may reasonably request, as to the continuing appropriateness of the investment objective, strategies, and policies of the Fund, valuations of portfolio securities, and other matters relating generally to the investment program of the Fund.

(d)             Nothing in this Management Agreement shall prevent the Manager or any officer thereof from acting as investment adviser or subadviser for any other person, firm or corporation and shall not in any way limit or restrict the Manager or any of its directors, officers, members, stockholders, or employees from buying, selling, or trading any securities for its or their own accounts or for the account of others for whom it or they may be acting.

(e)             The Manager shall, at its own expense, provide employees of the Manager to serve as officers of the Trust as the Board of Trustees may request. The Manager and the Board of Trustees may from time to time agree that the expense of certain officers of the Trust who may also be employees of the Manager, including without limitation the Chief Compliance Officer of the Trust and any Assistant Chief Compliance Officers, will be borne in part by the Trust and in part by the Manager or entirely by the Trust.

(f)  Expenses.

(i) The Manager shall, except as the Manager and the Fund may otherwise agree, pay all of its own costs and expenses incurred in performing its obligations hereunder, including without limitation the fees and expenses of any Subadviser or Sub-Administrator, and shall not be obligated to pay any expenses of or for the Trust or the Fund not expressly assumed by the Manager pursuant to this Management Agreement.

(ii) Manager Expenses. The Manager shall bear the following expenses of the Fund under this Agreement:

(A)	Expenses of all audits and tax preparation by the Fund’s independent public accountants;

(B)	Expenses of the Fund’s transfer agent, registrar, dividend disbursing agent, and recordkeeping agent;

(C)	Expenses and fees paid to agents and intermediaries for sub-transfer agency, sub-accounting, and other shareholder services on behalf of shareholders of shares of the Fund (or shares of a particular share class) held through omnibus and networked shareholder accounts (together, “Sub-Transfer Agency Expenses”), except where Sub-Transfer Agency Expenses are paid pursuant to a Rule 12b-1 or similar plan adopted by the Board of Trustees of the Fund for a particular Share class, in which case such Sub-Transfer Agency Expenses shall be paid by the Fund and Share class.

(D)	Expenses of the Fund’s custodial services, including any recordkeeping services provided by the custodian;

(E)	Trustee compensation, including deferred compensation;

(F)	Expenses of Fund accounting services, including expenses of calculating the value of the Fund’s net assets (and obtaining quotations in connection therewith) and maintaining the Fund’s tax records;

(G)	Fees payable by the Fund under the Administrative and Shareholder Services Agreement between the Manager and the Trust;

(H)	Expenses and fees, including legal fees, incident to meetings of the Fund’s shareholders (except as provided in (iii) below); the preparation, printing, and distribution of the Fund’s prospectuses, notices, and proxy statements (except as provided in (iii) below), press releases, and reports to existing shareholders; the preparation and filing of registration statements and updates thereto (except as provided in (iii) below) and reports with regulatory bodies; the maintenance of the Fund’s existence and qualification to do business; and expenses (including share registration fees) of issuing, redeeming, and repurchasing, registering and qualifying for sale, shares with federal and state securities authorities following the initial registration of its shares under the Securities Act of 1933, as amended (the “1933 Act”), and following any registration of a new class of shares of the Fund subsequent to its initial registration, including without limitation fees payable pursuant to Rule 24f-2 under the 1933 Act;

(I)	The Fund’s ordinary legal fees, including the legal fees that arise in the ordinary course of business for a Massachusetts business trust, registered as a management investment company;

(J)	The Fund’s pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums;

(K)	NSCC fees, CFTC fees, CUSIP bureau fees, PCAOB fees, FASB fees, and comparable fees; and

(L)	Organizational and offering expenses, including registration (including share registration fees), legal, marketing, printing, accounting, and other expenses, in connection with any registration of a new class of shares of the Fund subsequent to its initial registration.

(iii) Fund Expenses. The Fund shall bear all expenses not borne by the Manager, including without limitation the following:

(A)          Taxes and governmental fees, if any, levied against the Fund;

(B)	Brokerage fees and commissions, and other portfolio transaction expenses incurred by or for the Fund (including, without limitation, fees and expenses of outside legal counsel or third-party consultants retained in connection with reviewing, negotiating, and structuring specialized loan and other investments made by the Fund, and any costs associated with originating loans, asset securitizations, alternative lending-related strategies, and so-called “broken-deal costs” (e.g., fees, costs, expenses, and liabilities, including, for example, due diligence-related fees, costs, expenses, and liabilities, with respect to unconsummated investments));

(C)	Expenses of the Fund’s securities lending (if any), including any securities lending agent fees, as governed by a separate securities lending agreement;

(D)	Costs, including interest expenses, of borrowing money or engaging in any types of leverage financing including, without limitation, through the use by the Fund of reverse repurchase agreements, dollar rolls, bank borrowings, credit facilities, and tender option bonds;

(E)	Fees and expenses of any underlying funds or other pooled vehicles in which the Fund invests, including acquired fund fees and expenses;

(F)           Dividend and interest expenses on short positions taken by the Fund;

(G)	Extraordinary expenses, including extraordinary legal expenses, as may arise, including, without limitation, expenses incurred in connection with litigation, proceedings, other claims, and the legal obligations of the Fund to indemnify its Trustees, officers, employees, shareholders, distributors, and agents with respect thereto;

(H)	Fees and expenses, including legal, printing and mailing, solicitation, and other fees and expenses associated with and incident to shareholder meetings and proxy solicitations involving contested elections of Trustees, shareholder proposals, or other non-routine matters that are not initiated or proposed by Fund management;

(I)	Organizational and offering expenses of the Fund, including registration (including share registration fees), legal, marketing, printing, accounting, and other expenses, associated with organizing the Fund in its state of jurisdiction and in connection with the initial registration of the Fund under the 1940 Act and the initial registration of its shares under the 1933 Act and fees and expenses associated with seeking, applying for, and obtaining formal exemptive, no-action, and/or other relief from the Commission in connection with the issuance of multiple share classes;

(J)             Payments pursuant to a Rule 12b-1 plan or similar plan; and

(K)	Expenses of the Fund which are capitalized in accordance with generally accepted accounting principles.

3.             Duties of the Trust.

The Trust shall provide the Manager with the following information about the Fund:

(a)             cash flow estimates on request;

(b)             notice of the Fund’s “investable funds” by 9:00 a.m. each business day; and

(c)             as they are modified, from time to time, current versions of the documents and policies referred to in Subsections (c), (d), (e), and (f) of Section 1 hereof, above.

4.             Compensation of the Manager.

The Trust agrees to pay the Manager, and the Manager agrees to accept as full compensation for the performance of all functions and duties on its part to be performed, and the expenses borne by it, pursuant to the provisions hereof, a fee at the Annual Fee Rate of the average daily net asset value of the Fund, determined at the close of the New York Stock Exchange on each day that the Exchange is open for trading and paid on the last day of each month. The “Annual Fee Rate” shall be determined in accordance with Appendix A. The Trust hereby agrees with the Manager that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust and any Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

5.             Portfolio Transactions and Brokerage.

(a)             The Manager is authorized, in arranging the purchase and sale of the Fund’s publicly-traded portfolio securities, to employ or deal with such members of securities exchanges, brokers or dealers (hereinafter “broker-dealers”), including broker-dealers that are affiliated persons of the Fund or the Manager, as that term is defined in the 1940 Act, as may, in its best judgment, implement the policy of the Fund to obtain the best execution of the Fund’s portfolio transactions.

(b)             The Manager may effect the purchase and sale of securities in private transactions on such terms and conditions as are customary in such transactions, may use a broker to effect said transactions, and may enter into a contract in which the broker acts either as principal or as agent.

(c)             The Manager shall select broker-dealers to effect the Fund’s portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by the Manager on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Fund’s portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency, or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Fund. Subject to such policies as the Trustees may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Management Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to the Fund and to other clients of the Manager as to which the Manager exercises investment discretion.

(d)             In any case where a Subadviser has been retained in respect of some or all of the assets of the Fund as contemplated by Section 9 below, the Manager shall report periodically to the Board of Trustees as to the brokerage activities of the Subadviser in respect of the Fund, at such times and in such format as the Board of Trustees may reasonably specify.

6.             Duration.

Unless terminated earlier pursuant to Section 7 hereof, this Management Agreement shall remain in effect until two years from the date first above written. Thereafter it shall continue in effect from year to year, so long as such continuance shall be approved at least annually by the Trust’s Board of Trustees or by the holders of a majority of the outstanding voting securities of the Fund, and in either case by a majority of the Trustees of the Trust who are not parties to this Management Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

7.             Termination and Amendment.

This Management Agreement shall terminate automatically upon its assignment; it may also be terminated without penalty: (i) at any time for cause or by agreement of the parties or (ii) by either party upon sixty days’ written notice to the other party.

This Management Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of the Fund shall have been approved by the vote of the majority of the Trustees of the Trust who are not parties to this Management Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval and by the holders of a majority of the outstanding voting securities of the Fund, if such approval is required by the 1940 Act or the rules and regulations thereunder.

8.             Standard of Care; Limitation of Liability; Reliance; etc.

(a)             Standard of Care. Notwithstanding any other provisions of this Management Agreement, in the absence of willful misfeasance, bad faith, or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager, including its officers, directors, and partners, shall not be subject to any liability to the Trust or the Fund, or to any shareholder, officer, director, partner, or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

(b)             Legal Advice. On issues that are legal in nature, the Manager will be entitled to receive and act upon the advice of legal counsel of its own selection, which can be counsel for the Trust, and will be without liability for any action taken or thing done or omitted to be done in accordance with this Management Agreement in good faith conformity with such advice.

(c)             Good Faith Reliance. The Manager will be protected and not be liable, and will be indemnified and held harmless, for any action reasonably taken or omitted to be taken by it in its capacity as investment adviser in reasonable reliance upon any document, certificate, or instrument which it reasonably believes to be genuine and to be signed or presented by the proper person or persons.

(d)             Damages. Notwithstanding anything in this Management Agreement to the contrary, in no event shall the Manager or the Trust be liable to the other, or to any third party, for special, punitive or consequential damages arising, directly or indirectly from this Management Agreement, even if said party has been advised by the other party of the possibility of such damages.

(e)             Acts of God. In the event either party is unable to perform its obligations under the terms of this Management Agreement, despite having taken commercially reasonable precautions, because of acts of God, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes. The Manager and the Trust shall notify each other as soon as reasonably possible following the occurrence of an event described in this subsection.

9.             Investment Subadvisory Contracts.

(a)  Subject to the provisions of the Agreement and Declaration of Trust and the 1940 Act, the Manager, at its expense, may, in its discretion, subject to approval by the Trust’s Board of Trustees and, if required by applicable law, the Trust’s shareholders, select and contract with one or more Subadvisers for the Fund with respect to all or a portion of the Fund’s assets. If the Manager retains a Subadviser hereunder, then unless otherwise provided in the applicable subadvisory agreement, the Subadviser (and not the Manager) shall have the obligation (as to the portion of the Fund’s assets for which it acts as subadviser) of furnishing continuously an investment program and determining which securities will be purchased or sold for the Fund, and what portion may be held uninvested, and placing all orders for the purchase and sale of portfolio securities for the Fund and selecting broker-dealers in connection therewith.

(b)  The Manager will be responsible for payment of all compensation to any Subadviser and other persons and entities to which Manager delegates any duties hereunder.

(c)  The Manager’s obligations to a Fund in respect of the performance by any Subadviser of its obligations in respect of the Fund shall be only those obligations set out in Section 2(b) of this Management Agreement and the applicable subadvisory agreement. Without limiting the generality of the foregoing, the Manager shall have no liability to the Fund or any of its shareholders or to any other person for the failure or refusal of any Subadviser to perform its obligations in respect of the Fund, including without limitation any mistake or error of judgment on the part of the Subadviser or any employee or agent of the Subadviser or any failure by the Subadviser to comply with applicable law, the applicable subadvisory agreement, any investment objective or policies of the Fund, or any instructions from the Board of Trustees or the Manager.

10.             Disclaimer of Shareholder Liability.

A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Management Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this Management Agreement are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

11.             Notice.

Any notice under this Management Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at the addresses below or such other address as such other party may designate for the receipt of such notice.

If to the Manager:	MML Investment Advisers, LLC
1295 State Street
Springfield, MA 01111
	Attention:	Douglas Steele
Vice President

If to the Trust:	MassMutual Select Funds
1295 State Street
Springfield, MA 01111
	Attention:	Andrew M. Goldberg
Vice President, Secretary, and Chief Legal Officer

12.             Use of Name by the Trust.

The Trust and the Fund recognize the ownership and control of the name “MassMutual” by the Manager’s affiliate, Massachusetts Mutual Life Insurance Company (“MassMutual”), and agree that their right to use such name is non-exclusive and can be terminated by MassMutual at any time. The right of the Trust and the Fund to use of such name will automatically be terminated if at any time none of the Manager or any subsidiary or affiliate of the Manager is investment manager for the Fund, and the Trust and the Fund agree to cease the use of such name at and after such time.

13.             Governing Law.

This Management Agreement and all performance hereunder will be governed by the laws of the Commonwealth of Massachusetts, without giving effect to principles of conflicts of laws.

14.             Defined Terms.

For the purposes of this Management Agreement, the terms “affiliated person,” “interested person,” “assignment,” and “majority of the outstanding voting securities” shall have their respective meanings defined in the 1940 Act, subject, however, to such rules, exemptions, and interpretations as may be adopted, granted, or published by the Commission from time to time.

IN WITNESS WHEREOF, the Trust and the Manager have caused this Management Agreement to be executed on the day and year first above written.

MML INVESTMENT ADVISERS, LLC

By:
Douglas Steele
Vice President

MASSMUTUAL SELECT FUNDS
on behalf of MASSMUTUAL SELECT T. ROWE PRICE RETIREMENT 2065 FUND

By:
Renee Hitchcock
CFO and Treasurer

Appendix A: Compensation

The applicable Annual Fee Rate for any Fund shall be determined on each June 1 during the term of the Agreement by:

(i) calculating the “Years to Target Date” by subtracting the calendar year in which such June 1 falls (e.g., 2030) from the target year in the name of the Fund (e.g., 2060); and (ii) identifying the Annual Fee Rate shown in the table below next to the Years to Target Date so determined.

The Applicable Fee Rate determined as of any June 1 shall be in effect from, and including, that June 1 through, and including, the following May 31.

Class M5, Class M4, Class M3

Years to Target Date	Annual Fee Rate (%)	Years to Target Date	Annual Fee Rate (%)
All Prior Years	0.764	(1)	0.619
31	0.763	(2)	0.613
30	0.763	(3)	0.608
29	0.763	(4)	0.602
28	0.763	(5)	0.596
27	0.763	(6)	0.590
26	0.763	(7)	0.583
25	0.760	(8)	0.577
24	0.758	Thereafter	0.571
23	0.755
22	0.753
21	0.749
20	0.745
19	0.741
18	0.736
17	0.732
16	0.728
15	0.723
14	0.717
13	0.712
12	0.706
11	0.701
10	0.694
9	0.687
8	0.681
7	0.674
6	0.667
5	0.660
4	0.652
3	0.645
2	0.637
1	0.630
0	0.624

Class I

Years to Target Date	Annual Fee Rate (%)	Years to Target Date	Annual Fee Rate (%)
All Prior Years	0.614	(1)	0.469
31	0.613	(2)	0.463
30	0.613	(3)	0.458
29	0.613	(4)	0.452
28	0.613	(5)	0.446
27	0.613	(6)	0.440
26	0.613	(7)	0.433
25	0.610	(8)	0.427
24	0.608	Thereafter	0.421
23	0.605
22	0.603
21	0.599
20	0.595
19	0.591
18	0.586
17	0.582
16	0.578
15	0.573
14	0.567
13	0.562
12	0.556
11	0.551
10	0.544
9	0.537
8	0.531
7	0.524
6	0.517
5	0.510
4	0.502
3	0.495
2	0.487
1	0.480
0	0.474